Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of BlackRock Funds VI of our report dated February 26, 2018, relating to the financial statements and financial highlights, which appears in the Annual Report of BlackRock CoreAlpha Bond Fund (a series of BlackRock Funds III) on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Other Service Providers”, “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

Philadelphia, Pennsylvania

August 14, 2018